VOTING TRUST AGREEMENT

     This Voting Trust Agreement ("Agreement") is entered into as of December 22, 1995, between Analytical Surveys, Inc., a Colorado corporation (the
"Company"), A. William Huelsman, Gary Miller, William
Nantell, David Coates, David Kroes, Randy Vanek and
Hamid Akhavan (each a "Shareholder" and collectively the "Shareholders") and John A. Thorpe, Sidney V.
Corder, William H. Hudson, Richard P. MacLeod, James T.
Rothe, Robert H. Keeley and Willem H. J. Andersen (each an "Individual Trustee" and collectively, the "Trustee").

                       Recitals

     A.  The Company, Intelligraphics, Inc.
(Intelligraphics") and A. William Huelsman ("Huelsman") have entered into an Asset Purchase Agreement dated as of December 22, 1995 (the "Purchase Agreement") pursuant to which the Company will purchase substantially all of the assets of Intelligraphics in exchange for $3,450,000 in cash, as adjusted, and 230,000 restricted shares of Company common stock (the
"Shares"). Certain of the Shares will be distributed to Huelsman in partial satisfaction of certain loans
Huelsman has made to Intelligraphics, and the remainder of the Shares will be distributed to key management personnel of Intelligraphics in consideration for their services to the Intelligraphics, as set forth on Exhibit A. Pursuant to an Escrow Agreement dated
December 22, 1995 between the Company, Intelligraphics,
Huelsman and Bank One, Colorado, NA, the Company will transfer $250,000 and 70,000 Shares directly into escrow.

     B. The Company, Shareholders and the Trustee desire to set forth in writing the terms and conditions under which the Trustee will hold and dispose of the Shares.

                       Agreement

     For good and valuable consideration, the parties agree as follows:

     1. Creation of Voting Trust. The Trustee is hereby appointed as trustee under the voting trust created by this Agreement (the "Trust"). During the term of this Agreement, the Trustee will act as voting trustee in respect of the Shares with all the powers, rights and privileges and subject to all the terms set forth in this Agreement.

     2.  Acceptance of Trust.  The Trustee accepts the
Trust created by this Agreement in accordance with all of the terms contained in this Agreement.

     3. Composition of the Trustee. The parties to this Agreement agree that: (a) if, after the date of this Agreement, an Individual Trustee ceases to be a member of the board of directors of the Company (the
"Board"), such person will no longer be an Individual
Trustee, effective the date that such person ceases to be a member of the Board, and (b) if, after the date of this Agreement, a person becomes a member of the Board, such person will become an Individual Trustee effective upon the execution of a document in the form of Exhibit
B to this Agreement, by which such person agrees to be an Individual Trustee and to be bound by the terms of this Agreement.

     4. Transfer of Stock. Simultaneously with the signing of this Agreement, the Shareholders have assigned the Shares to the Trustee and have deposited with the Trustee the stock certificates for such Shares, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank.

     5. Voting Trust Certificates. Simultaneously with the transfer of the Shares to the Trustee, the Trustee will deliver to each Shareholder a voting trust certificate ("Certificate") for the number of Shares transferred by such Shareholder, in the form of Exhibit
C. Each Certificate will have the following legend stamped, typed or otherwise legibly placed on its face or reverse side:

     "Sale, pledge or other disposition or
     transfer of this Certificate and the shares of common stock of Analytical Surveys, Inc.
     represented by this Certificate is restricted by the terms of the Voting Trust Agreement dated as of December 22, 1995, which may be examined at the offices of the Company in Colorado Springs, Colorado."

     6.  Issuance of Stock Certificates to Trustee.
All stock certificates for Shares transferred and delivered to the Trustee pursuant to this Agreement will be surrendered by the Trustee to the Company and cancelled, and new stock certificates will be issued by the Company to and in the name of the Trustee. The
Trustee is authorized and empowered to cause any further transfers of the Shares to be made which may become necessary through the occurrence of any change of persons holding the office of the Trustee. Such new stock certificates will be endorsed by the Company with a legend to the effect that they are issued pursuant to this Agreement and a similar notation will appear in the appropriate place in the transfer books of the Company.

     7.  Transfer of Shares.  The Shares owned by a
Shareholder are not transferable during the life of the Trust except in accordance with the Lock-Up Agreement dated the same date as this Agreement (the "Lock-Up
Agreement"). Any transferee of transferred Shares who is a "family member" (as defined in the Lock-Up
Agreement) of a Shareholder, will take such Shares subject to this Agreement, and the voting rights of such transferred Shares will be exercised by the Trustee in accordance with the Trust.

     8. Term. This Agreement will remain in effect until December 22, 1997. Upon termination of this Agreement, the Trust will terminate and the Trustee will deliver to the Company the stock certificates representing the Shares owned by the Shareholders then held by the Trustee under this Agreement, the Company will issue new certificates for such Shares in the name of each Shareholder (or such Shareholder's successors and assigns), and each Shareholder will deliver to the Trustee for cancellation the Certificates of such Shareholder issued under this Agreement.
Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, upon termination of this Agreement or the Trust, the parties agree that until the Trustee has received notice from Bank One, Milwaukee, N.A. (the "Bank") that Huelsman is no longer indebted to the Bank, the Company will deliver new certificates for Huelsman's Shares directly to the Bank.

     9.  Replacement of Mutilated or Lost Certificates.
In case any Certificate is mutilated, destroyed, lost or stolen, the registered holder will immediately notify the Trustee, who, subject to the following sentence, will issue and deliver to such holder a new
Certificate of like tenor and denomination in exchange for and upon cancellation of the Certificate so mutilated, or in substitution for the Certificate so destroyed, lost or stolen. The applicant for such substituted Certificate will furnish proof reasonably satisfactory to the Trustee of such destruction, loss or theft, and, upon request, will furnish indemnity
(including indemnifying the Trustee individually) reasonably satisfactory to the Trustee and will comply with such other reasonable requirements as such Trustee may prescribe.

     10.  Trustee Voting Rights.  The Trustee is
granted the right to exercise (or refrain from exercising) all of the Shareholders' voting rights with respect to the Shares, and the Trustee will vote the Shares proportionately for and against any issue brought before the shareholders of the Company for a vote in the same percentage as all other voted shares of the Company are voted; except that, in the case of any of the following matters, the Trustee will vote the Shares of any Shareholder in accordance with the written instructions from such Shareholder: (a) the sale or other disposition of all or substantially all of the assets of the Company that under applicable law requires a vote of the shareholders of the Company; (b) a merger or consolidation in which the Company is not the continuing or surviving corporation or in which a change of control of the Company would occur; (c) a substantial recapitalization of the Company that under applicable law requires a vote of the shareholders of the Company and pursuant to which a change of control of the Company would occur; and (d) a liquidation, dissolution or "going private" transaction that under applicable law requires a vote of the shareholders of the Company. Notwithstanding the foregoing, if any written voting instructions received by the Trustee regarding (a) through (d) above are either (i) ambiguous or unclear or (ii) received by the Trustee fewer than five business days prior to the date that such vote is required to be cast, then the Trustee will vote the Shares proportionately for and against any issue in the same percentage as all other voted shares of the Company are voted. Whether a vote is required
"under applicable law," as set forth in (a), (c) and
(d) above will be determined by the Trustee in reliance upon an opinion of counsel to the Company under the standards set forth in Section 16.

     11. Action by Trustee. A quorum at any meeting of the Individual Trustees is at least three Individual
Trustees (or such lesser number of Individual Trustees as are then in place), represented in person or by telephone. If a quorum is present, the affirmative vote of a majority of the Individual Trustees represented at the meeting is the act of the Trustee.
Any action of the Trustee that can be taken at a meeting of Individual Trustees may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by a :majority of the total number of Individual Trustees as are then in place.

     12.  Resignation.  An Individual Trustee may
resign at any time by delivering his resignation in writing to the Company, to take effect immediately, whereupon all powers, rights and obligations of the resigning Individual Trustee under this Agreement will cease and terminate, except to the extent provided in Sections 14 and 15 of this Agreement.

     13. Vacancies. If any vacancy occurs in the position of an Individual Trustee by reason of the resignation, death, incapacity or inability to act of the Individual Trustee, such vacancy will be filled by appointment of the board of directors of the Company, subject to the provisions of Section 3 of this Agreement. If, notwithstanding the above provisions, there is at any time no Trustee capable of acting under this Agreement, it is understood that the holders of the Certificates may not exercise the voting power of the stock evidenced by such Certificates until the termination of the Trust pursuant to the provisions of this Agreement and that said voting power will accordingly remain suspended during such vacancy.

     14.  Expenses, Etc.  The Company will pay to the
Trustee and any agent of the Trustee all reasonable expenses, including counsel fees, and discharge all liabilities incurred by the Trustee in connection with the proper exercise of its powers and performance of its duties under this Agreement.

     15. Indemnification. The Shareholders jointly and severally indemnify and hold the Trustee and each Individual Trustee harmless from and against any and all joint or several liabilities in connection with or growing out of the administration of the Trust created by this Agreement or the exercise of any powers or the performance of any duties by the Trustee as provided or contemplated in this Agreement, including, without limitation, any action taken or omitted to be taken pursuant to Section 11 of this Agreement, except such liability as arises from the willful misconduct or gross negligence of the Trustee.

     16. Reliance on Advice of Counsel. The Trustee may consult with counsel concerning any question which may arise with reference to the Trustee's duties or authority under this Agreement or any of the provisions of this Agreement or any matter relating to this Agreement, and the opinion of such counsel will be a full and complete authorization and protection in respect to any action taken or omitted to be taken by the Trustee under this Agreement in good faith and in accordance with such opinion of counsel, and the Trustee will not be liable for any damages sustained as a result of such good faith reliance.

     17.  Holders of Certificates Bound; Waiver of
Claims Against Trustee. Every registered holder of a Certificate, and every bearer of a Certificate properly endorsed in blank or properly assigned, by the acceptance or holding of the Certificate (a) will be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and will be bound thereby with the same force and effect as if such holder or bearer had executed this Agreement, and (b) severally agrees to waive and by such act does waive any and all claims of every kind and nature that hereafter each such holder or bearer may have against the Trustee, and agrees to release and by such act does release the Trustee, the Trustee's heirs, legal representatives, executors, administrators and assigns, from any liability whatsoever arising out of or in connection with the exercise of the Trustee's powers or the performance of the Trustee's duties under this Agreement, except liability for the gross negligence or willful misconduct of the Trustee.

     18. Dividends and Distributions. During the term of this Agreement, all dividends and other distributions with respect to the Shares received by the Trustee will immediately be distributed to the Shareholders (or their successors and assigns) in accordance with the number of Shares represented by their respective Certificates. Notwithstanding the previous sentence, the Trustee will receive and hold, subject to the terms of this Agreement, any stock dividends issued by the Company to the Shareholders (or their successors and assigns) by reason of any capital reorganization, stock split, combination or the like and will issue and deliver to the holders of the Certificates additional voting trust certificates issued in connection with the foregoing transactions.
In addition, notwithstanding anything to the contrary in this Agreement or in any other document or agreement, the parties agree that until the Trustee has received written notice from the Bank, that Huelsman no longer is indebted to the Bank, the Trustee will: (i) distribute the proceeds of any sale of Shares owned by Huelsman during the term of this Agreement directly to the Bank and (ii) upon termination of this Agreement, deliver all stock certificates for Shares owned by Huelsman directly to the Bank. For purposes of this Section, any deliveries to the Bank will be made to the attention of Rusty Long at 111 East Wisconsin,
Milwaukee, Wisconsin 53202. The Trustee shall have no duty to collect funds due for any sale of Shares by Huelsman.

     19. Notice, Etc. Each Shareholder acknowledges that the Trustee may have direct or indirect financial interests in the Company and further agrees and acknowledges that such interests are expressly authorized under this Agreement and will not be deemed to impair the Trustee's independence of action in the exercise of its voting power as provided in Section 9.
Any notice to the Trustee, the Shareholders or the Company required under this Agreement will be deemed to have been given to the respective party if delivered personally, or upon receipt of such notice mailed first class, postage prepaid, registered or certified mail, return receipt requested, to the Shareholders at their respective addresses set forth on Exhibit A, and to each Individual Trustee and the Company as set forth below:

     Individual Trustee: c/o Analytical Surveys, Inc.
                         1935 Jamboree Drive
                         Colorado Springs, Colorado 80921

     Company:            Analytical Surveys, Inc.
                         1935 Jamboree Drive
                         Colorado Springs, Colorado 80921
                         Attn:  Scott Benger

     With a copy to:     Daniel P. Edwards, P.C.
                         Suite 310
                         128 South Tejon
                         Colorado Springs, Colorado 80903

or to such other address as each party may designate by notice in writing to the other parties as provided above.

     20. Dispute Resolution. All disputes arising out of or related to this Agreement, including any claims that all or any part of this Agreement is invalid, illegal, voidable, or void, will be settled by arbitration, pursuant to an Arbitration Agreement between the Company, Intelligraphics, Inc., the Shareholders, Joanne Huelsman, James Carpenter, the
Trustee and Bank One, Colorado, NA dated December 22,
1995.

     21.  General Provisions.

          (a)  Entire Agreement.  This Agreement
     constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

          (b) Benefit. This Agreement will be binding upon and inure to the benefit of the parties, their personal representatives, successors and assigns.

          (c)  Amendment.  This Agreement may be
     amended at any time and from time to time by a written instrument signed by all of the parties to this Agreement.

          (d)  Governing Law.  The laws of the State of
     Colorado will govern this Agreement and the construction of any of its terms.

          (e) Original. This Agreement will be signed in one original, which will be deposited with the Company at its registered office.

          (f)  Photocopies.  A photocopy of this
     Agreement will be delivered to the Trustee and to each Shareholder.

     The parties have signed this Agreement, and by their respective signatures, the Trustee acknowledges receipt of the certificate(s) representing the Shares and acceptance of the Trust, and each Shareholder acknowledges receipt of the its respective Certificate, all to be effective as of the date set forth above.

                              ANALYTICAL SURVEYS, INC.

                              /s/ S.V. Corder
                              ----------------------------
                              By: Sidney V. Corder
                              Title: President and Chief Executive Officer


                              SHAREHOLDER:


                              /s/ A. Willliam Huelsman
                              -----------------------------
                              A. William Huelsman


                              SHAREHOLDER:


                              /s/ Gary Miller
                              ------------------------------
                              Gary Miller


                              SHAREHOLDER:


                              /s/ Willliam Nantell
                              ------------------------------
                              William Nantell


                              SHAREHOLDER:


                              /s/ David Coates
                              -------------------------------
                              David Coates


                              SHAREHOLDER:


                              /s/ David Kroes
                              --------------------------------
                              David Kroes


                              SHAREHOLDER:


                              /s/ Randy Vanek
                              ---------------------------------
                              Randy Vanek


                              SHAREHOLDER:


                              /s/ Hamid Akhavan
                              ----------------------------------
                              Hamid Akhavan


                              TRUSTEE


                              /s/ John Thorpe
                              -----------------------------------
                              John Thorpe


                              /s/ Sidney Corder
                              -----------------------------------
                              Sidney Corder


                              /s/ William Hudson
                              ----------------------------------
                              William Hudson


                              ----------------------------------
                              Richard MacLeod


                              /s/ James Rothe
                              ----------------------------------
                              James Rothe


                              /s/ Robert Keeley
                              ----------------------------------
                              Robert Keeley


                              /s/ Willem Andersen
                              ----------------------------------
                              Willem Andersen


                       EXHIBIT A

Shareholder                            Shares

A. William Huelsman                   179,200
Suite 40
235 W. Broadway
Waukesha, WI 53186

Gary Miller                             6,769
4865 Cedar Circle
Dousman, WI 53118

William D. Nantell                     13,537
523 W23124 Broadway
Waukesha, WI 53186

David R. Coates                        10,187
W316 57740 Lake Crest Drive
Mukwonago, WI 53149

David Kroes                             6,769
4182 Raymir Circle
Wauwatosa, WI 53222

Randy Vanek                             6,769
560 Bolson Drive, #D
Oconomowoc, WI 53066

Hamid Akhavan                           6,769
2040 Galloway Road
Hartford, WI 53027


                       EXHIBIT B


     The undersigned is a member of the board of directors of Analytical Surveys, Inc. (the "Company"), and agrees to be bound by all of the terms of a Voting
Trust Agreement (the "Agreement") dated December 22,
1995 between the Company, A. William Huelsman, Gary
Miller, William Nantell, David Coates, David Woes,
Randy Vanek, Hamid Akhavan and the Trustee (as defined in the Agreement). The undersigned acknowledges that he or she will for all purposes be deemed an "Individual Trustee" (as defined in the Agreement).
The undersigned's address and FAX number for purposes of Section 19 of the Agreement are set forth below:




__________________________________________
(Type or Print Name)



__________________________________________
(Street Address)



__________________________________________
(City, State and Zip Code)



__________________________________________
(Facsimile Number)



__________________________________________
(Signature)



__________________________________________
(Date)

                       EXHIBIT C

               VOTING TRUST CERTIFICATE


No. ___                                            _______ Shares


     This certifies that _____________ is entitled to all of the benefits and burdens arising from the deposit of stock certificate no. ____ for ________ shares of the common stock of ANALYTICAL SURVEYS, INC.
("Company") with certain individuals who are members of the board of directors of the Company, as a group, acting as Trustee under the Voting Trust Agreement, dated December 22, 1995 (the "Agreement"), for such shares.

     The original of the Agreement, which has been deposited with the Company at its registered office, is subject to examination by each Shareholder, either in person or by agent or attorney, at any reasonable time for any proper purpose.

     In general, the Agreement provides that each Shareholder's voting rights are vested in the Trustee during the term of the Agreement. The Agreement, which is incorporated by this reference, should be consulted for its specific terms.

     The stock in the Company represented by this voting trust certificate is transferable only in accordance with the terms of the Agreement and is subject to additional restrictions set forth in a Lock-
Up Agreement dated December 22, 1995, a copy of which also has been deposited with the Company at its registered office.

     The Trustee has executed this Voting Trust
Certificate on December 22, 1995.




__________________________________________
John A. Thorpe



__________________________________________
Sidney V. Corder



__________________________________________
William H. Hudson



__________________________________________
Richard P. MacLeod



__________________________________________
Willem Andersen



__________________________________________
James T. Rothe



__________________________________________
Robert H. Keeley